UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 21, 2012

OMNIVISION TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29939	77-0401990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4275 Burton Drive

Santa Clara, California 95054

(Address of principal executive offices, including zip code)

(408) 567-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02.              Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2012, the board of directors of OmniVision Technologies, Inc. (the “Company”) appointed Dr. Howard Rhodes as the Company’s new Chief Technical Officer.  As Chief Technical Officer, Dr. Rhodes will oversee our planning and development of advanced technologies.  The Company’s board of directors also appointed Dr. Henry Yang to be the Company’s Chief Operating Officer.  As Chief Operating Officer, Dr. Yang is now responsible for the Company’s global engineering and manufacturing operations.

Dr. Rhodes, 63, served as the Company’s Vice President of Process Engineering since August 2005.  Dr. Rhodes joined the Company in 2004 as Senior Director of Process Engineering.  From 1988 to 2004, Dr. Rhodes held various positions at Micron Technology, most recently as its Director of Imaging Engineering.  From 1980 to 1988, Dr. Rhodes worked at Kodak Research Labs where he was in charge of process development and process integration for high speed visible and IR sensitive CCD products.  Dr. Rhodes earned his B.S., M.S, and Ph.D. degrees in Solid State Physics from the University of Illinois.

Dr. Yang, 47, served as the Company’s Vice President of Engineering since February 2007.  In addition, Dr. Yang has served as one of the Company’s directors since his appointment in February 2010. From February 2003 to January 2007, Dr. Yang served as the Company’s Director of Engineering.  Prior to February 2003, Dr. Yang held various engineering positions since joining the Company in April 1996.  Dr. Yang holds B.E., M.E. and Ph.D. degrees in Electrical Engineering from the Tsinghua University in China.

The Company did not amend or enter into new contracts or arrangements with either Dr. Yang or Dr. Rhodes in connection with their appointments.  Neither Dr. Yang nor Dr. Rhodes has any family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Neither Dr. Yang nor Dr. Rhodes is a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNIVISION TECHNOLOGIES, INC.

	By:	/s/ Shaw Hong
Shaw Hong
President and Chief Executive Officer

Date: February 24, 2012